PRESS RELEASE

FOR IMMEDIATE RELEASE

Optimal Group Announces Second Quarter 2005 Results

---$8.7 million in Underlying Earnings for the Quarter---

Montreal, Quebec, August 8, 2005 – Optimal Group Inc. (NASDAQ:OPMR), today announced its financial results for the second quarter ended June 30, 2005. All references are to U.S. dollars.

Revenues for the second quarter ended June 30, 2005 were $40.6 million compared to $21.0 million in the second quarter ended June 30, 2004. Underlying earnings from continuing operations before income taxes and non-controlling interest were $8.7 million or $0.35 per diluted share for the second quarter ended June 30, 2005 compared to $0.7 million or $0.03 per share for the corresponding period of the prior year. Compared to the quarter ended March 31, 2005, underlying earnings from continuing operations before income taxes and non-controlling interest increased by $3.3 million or 61% from $5.4 million to $8.7 million.

Net earnings for the second quarter ended June 30, 2005 were $20.7 million or $0.83 per diluted share, which includes stock-based compensation expense of $2.8 million or $0.11 per diluted share, as well as a gain of $30.6 million or $1.22 per diluted shares on the sale of a 20% interest in FireOne Group plc. The net loss for the comparable year-earlier period was $6.6 million or $0.31 per share, which included stock-based compensation expense of $1.9 million or $0.09 per share.

In furtherance of Optimal’s strategy with respect to its hardware maintenance and repair services segment, during the quarter, Optimal disposed of its U.S. field maintenance service operations, the results of which are presented as a loss from discontinued operations of $5.5 million for the three months ended June 30, 2005. Proceeds from the disposition were not material. This disposition did not have an effect on Optimal’s Canadian field maintenance service operations. As well during the quarter, Optimal incurred $0.3 million of restructuring costs pertaining to the hardware repair and maintenance business segment.

Underlying earnings from continuing operations before income taxes and non-controlling interest is a non-GAAP (Generally Accepted Accounting Principles) financial measure that excludes amortization of intangibles, amortization of property and equipment, inventory write-downs, stock-based compensation expense, restructuring costs, foreign exchange, goodwill impairment, gain on sale of investments, income taxes, non-controlling interest and discontinued operations.

2.	Optimal Group Announces Second Quarter 2005 Results

Optimal believes that underlying earnings from continuing operations before income taxes and non-controlling interest is useful to investors as a measure of Optimal's earnings because it is an important measure of the Company's growth and performance, and provides a meaningful reflection of underlying trends of its business. A reconciliation of Optimal's underlying earnings from continuing operations before income taxes and non-controlling interest is included in Annex A to the Company's interim consolidated financial statements attached below.

Revenues for the six months ended June 30, 2005 were $74.7 million compared to $30.2 million in the six months ended June 30, 2004. Underlying earnings from continuing operations before income taxes and non-controlling interest were $14.1 million for the six months ended June 30, 2005 compared to a loss of $2.1 million for the corresponding period of the prior year.

Net earnings for the six months ended June 30, 2005 were $20.8 million or $0.84 per diluted share, which includes stock-based compensation expense of $4.7 million or $0.19 per diluted share. The net loss for the comparable period of the prior year was $9.8 million or $0.53 per diluted share, which included stock-based compensation expense of $1.9 million or $0.11 per share.

Optimal’s financial results reflect the following significant transactions, which were completed during the second quarter ended June 30, 2005:

•	Optimal acquired a portfolio of merchant processing from United Bank Card, Inc.; and
•	Through a flotation on the AIM Market of the London Stock Exchange plc, Optimal sold a 20% interest in FireOne Group.

The sale of the interest in FireOne Group resulted in the recognition during the quarter of a gain of $30.6 million. The non-controlling interest of $0.2 million represents 20% of FireOne Group`s net earnings from June 2, 2005.

Commenting on the announcement, Holden L. Ostrin, Co-Chairman of Optimal, said, "We are very pleased with our second quarter results, the state of our business and our current outlook for the immediate future. Strategically, we successfully executed the acquisition of the merchant processing portfolio from United Bank Card, as well as the flotation of FireOne Group.” Mr. Ostrin continued, “We also experienced strong organic growth both within FireOne Group, as well as within the rest of our payments business. We continue to be focused upon executing our strategy of investing in our payments infrastructure while utilizing our superior balance sheet to complete strategic acquisitions.”

As at June 30, 2005 cash, cash equivalents, short-term investments and settlement assets net of bank indebtedness, customer reserves and security deposits were $107.2 million. Working capital, excluding cash and short-term investments held as reserves and cash held in escrow, as at June 30, 2005 was $65.7 million. Shareholders’ equity at quarter end was $206.6 million.

3.	Optimal Group Announces Second Quarter 2005 Results

Financial Outlook for the Third Quarter of 2005

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, divestitures or other business combinations.

For the third quarter of 2005, Optimal anticipates that underlying earnings from continuing operations before income taxes and non-controlling interest will be approximately $9.8 million.

Optimal's conference call will be held on Tuesday, August 9, 2005 at 10:00 am (EDT). It is the intent of Optimal's conference call to have the question and answer session limited to institutional analysts and investors. The call can be heard beginning at 10:00 am (EDT) as an audio webcast via Optimal's website at www.optimalgrp.com. As well, Optimal invites retail brokers and individual investors to hear the conference call replay by dialing 1-800-408-3053 Pass Code: 3158706#. The replay may be heard beginning at 2:00 pm (EDT) on August 9, 2005 and will be available for five business days thereafter.

Optimal also announced that Mitchell Garber, Executive Vice-President of Optimal Group, President and CEO of Optimal Payments Inc. and Executive Chairman of FireOne Group plc, in order to diversify his investment portfolio, has entered into a pre-arranged structured trading plan in accordance with guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934 and the counterpart provisions of applicable Canadian securities laws. Mr. Garber intends to sell a maximum of 195,000 common shares under this plan.

About Optimal Group Inc.

Optimal Group Inc. is a leading payments and services company with operations throughout North America and the United Kingdom. Through Optimal Payments, we process credit card payments for Internet businesses, mail-order/telephone-order and retail point-of-sale merchants, and process electronic checks and direct debits online and by phone. Through FireOne Group and its subsidiaries, we process online gaming transactions through the use of credit and debit cards, electronic debit and through FirePay (www.firepay.com), a leading stored-value, electronic wallet. FireOne Group offers FirePay for non-gaming purchases as well. Through Optimal Services Group, we provide repair depot and field services to retail, financial services and other third-party accounts.

4.   Optimal Group Announces Second Quarter 2005 Results

For more information about Optimal, please visit the Company's website at www.optimalgrp.com.

Gary Wechsler

Chief Financial Officer

Optimal Group Inc.

(514) 738-8885

gary@optimalgrp.com

Forward-Looking Statements:

Statements in this release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as the following: our ability to retain key personnel is important to our growth and prospects; we may be unable to find suitable acquisition candidates and may not be able to successfully integrate businesses that may be acquired into our operations; we are subject to the risk that a taxation authority could challenge certain filing positions we have taken, and that a successful challenge could require us to pay significant additional taxes; our payments businesses are at risk of loss due to fraud and disputes; our payments businesses may not be able to safeguard against security and privacy breaches in our electronic transactions; our payment systems might be used for illegal or improper purpose; our payments businesses must comply with credit card and check clearing association rules and practices which could impose additional costs and burdens on our payments businesses; our payments businesses may not be able to develop new products that are accepted by our customers; the failure of our systems, the systems of third parties or the Internet could negatively impact our business systems or our reputation; increasing government regulation of internet commerce could make it more costly or difficult to continue our payments businesses; our payments businesses rely on strategic relationships and suppliers; it may be costly and/or time-consuming to enforce our rights with respect to payments assets held in foreign jurisdictions; our ability to protect our intellectual property is key to the future growth of our payments businesses; our payments businesses operate in competitive markets for our products and services; our payments businesses rely upon independent sales agents to retain and acquire our customers; our business systems are based on sophisticated technology which may be negatively affected by technological defects and product development delays; our payments businesses rely upon encryption technology to conduct secure electronic commerce transactions; the ability of our payments businesses to process electronic transactions depends on bank processing and credit card systems; we are subject to exchange rate fluctuations between the U.S. and Canadian dollars; we may be subject to liability or business interruption as a result of unauthorized disclosure of merchant and cardholder data that we store; our businesses are subject to fluctuations in general business conditions; the legal status of Internet gaming is uncertain and future regulation may make it costly or impossible to continue processing for gaming merchants; we face uncertainties with regard to lawsuits, regulations and similar matters; our contracts for hardware maintenance and repair outsourcing services may not be renewed or may be reduced; our hardware maintenance and repair outsourcing services business relies upon certain customers for a substantial portion of our services revenues; our hardware maintenance and repair outsourcing services business is affected by computer industry trends; our hardware maintenance and repair outsourcing services business operates in a market subject to rapid technological change; The failure of the systems of our hardware maintenance and repair outsourcing services could negatively impact our business and our reputation; our per incident hardware maintenance and repair outsourcing services revenues are variable; our hardware maintenance and repair outsourcing services business operates in a highly competitive market and there is no assurance that we will be able to compete successfully against current or future competitors; our hardware maintenance and repair outsourcing services business relies on single suppliers for some of our inventory; we may not be able to accurately predict the inventory requirements of our hardware maintenance and repair outsourcing services business; our hardware maintenance and repair outsourcing services business may be subject to unforeseen difficulties in managing customers’ equipment; our hardware maintenance and repair outsourcing services business may fail to price fixed fee contracts accurately; we may be subject to additional litigation stemming from our operation of the U-Scan self-checkout business.

For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations", “Legal Proceedings” and "Forward Looking Statements" sections of our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC.

All information in this release is as of August 8, 2005. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Consolidated Balance Sheets, Statements of Operations and Statements of Cash Flows follow:

OPTIMAL GROUP INC.
Consolidated Balance Sheets
(Unaudited)
June 30, 2005 and December 31, 2004
(expressed in thousands of U.S. dollars)
	June 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$127,699	$62,937
Cash held as reserves	19,297	18,739
Cash held in escrow	816	3,536
Short-term investments	28,151	88,213
Short-term investments held as reserves	2,104	2,104
Settlement assets	16,910	14,375
Accounts receivable	6,780	7,121
Income taxes receivable and refundable investment tax credits	567	773
Inventory	1,653	1,953
Prepaid expenses and deposits	2,062	1,138
Future income taxes	2,482	–
Current assets from discontinued operations	1,487	2,845
	210,008	203,734

Long-term receivables	3,529	3,666
Non-refundable investment tax credits	–	4,747
Property and equipment	5,068	4,462
Goodwill and other intangible assets	111,537	68,525
Deferred compensation cost	1,279	1,807
Future income taxes	682	3,979
Other asset	10,986	–
Long-term assets from discontinued operations	733	4,326

	$343,822	$295,246
Liabilities and Shareholders' Equity
Current liabilities:
Bank indebtedness	$6,056	$8,301
Customer reserves and security deposits	81,722	77,574
Accounts payable and accrued liabilities	23,776	24,219
Income taxes payable	8,126	403
Future income taxes	876	917
Current liabilities from discontinued operations	1,513	3,357
	122,069	114,771
Future income taxes	7,829	3,794
Non-controlling interest	7,322	–

Shareholders' equity:
Share capital	191,184	184,191
Additional paid-in capital	12,732	10,557
Retained earnings (deficit)	4,170	(16,583)
Cumulative translation adjustment	(1,484)	(1,484)
	206,602	176,681

	$343,822	$295,246

OPTIMAL GROUP INC.
Consolidated Statements of Operations
(Unaudited)
Periods ended June 30, 2005 and 2004
(expressed in thousands of U.S. dollars)
	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Revenues	$40,576	$20,970	$74,674	$30,235

Expenses:
Transaction processing and service costs	20,745	12,723	40,086	20,600
Inventory write-downs pertaining to service costs	–	2,430	–	2,931
Amortization of intangibles pertaining to transaction processing and service costs	1,998	613	3,002	795
Selling, general and administrative	10,230	6,598	18,756	10,330
Stock-based compensation pertaining to selling, general and administrative	2,839	1,934	4,734	1,934
Research and development	654	458	1,272	458
Operating leases	1,038	864	1,921	1,510
Restructuring costs	266	926	266	926
Amortization of property and equipment	528	608	1,067	789
Foreign exchange	783	101	716	(44)
Goodwill impairment	1,515	–	1,515	–

(Loss) earnings from continuing operations before undernoted items	(20)	(6,285)	1,339	(9,994)
Investment income	802	378	1,498	566
Gain on sale of interest in FireOne	30,578	–	30,578	–

Earnings (loss) from continuing operations before income taxes and non-controlling interest	31,360	(5,907)	33,415	(9,428)

Provision for (recovery of) income taxes	4,762	308	5,917	(20)

Earnings (loss) from continuing operations before non-controlling interest	26,598	(6,215)	27,498	(9,408)

Non-controlling interest	230	–	230	–

Earnings (loss) from continuing operations	26,368	(6,215)	27,268	(9,408)

Loss from discontinued operations	(5,458)	(4,595)	(6,327)	(4,595)

(Loss) gain on disposal of net assets from discontinued operations	(188)	4,164	(188)	4,164

Net earnings (loss)	$20,722	$(6,646)	$20,753	$(9,839)

Weighted average number of shares:
Basic	22,776,991	21,702,051	22,603,421	18,337,833
Plus impact of stock options and warrants	2,282,986	–	2,093,284	506

Diluted	25,059,977	21,702,051	24,696,705	18,338,339

Earnings (loss) per share
Continuing operations:
Basic	$1.16	$(0.29)	$1.21	$(0.51)
Diluted	1.05	(0.29)	1.10	(0.51)
Discontinued operations:
Basic	(0.25)	(0.02)	(0.29)	(0.02)
Diluted	(0.22)	(0.02)	(0.26)	(0.02)
Total:
Basic	0.91	(0.31)	0.92	(0.53)
Diluted	0.83	(0.31)	0.84	(0.53)

OPTIMAL GROUP INC.
Consolidated Statements of Cash Flows
(Unaudited)
Periods ended June 30, 2005 and 2004
(expressed in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Cash flows from (used in) operating activities:
Net earnings (loss) from continuing operations	$26,368	$(6,215)	$27,268	$(9,408)
Adjustments for items not affecting cash:
Non-controlling interest	230	–	230	–
Stock-based compensation	2,839	1,934	4,734	1,934
Amortization	2,526	1,221	4,069	1,584
Goodwill impairment	1,515	–	1,515	–
Gain on sale of interest in FireOne	(30,578)	–	(30,578)	–
Loss on disposal of property and equipment	91	–	48	–
Foreign exchange	199	–	480	–
Inventory write-downs	–	2,430	–	2,931
Future income taxes	136	282	910	(46)
Net change in operating assets and liabilities	5,795	(10,120)	3,356	(9,450)
	9,121	(10,468)	12,032	(12,455)
Cash flows from investing activities:
Purchase of property, equipment and intangible assets	(664)	(1,223)	(1,213)	(1,524)
Proceeds from sale of property, equipment and intangibles	29	–	69	–
Increase in short-term investments	–	(27,951)	–	(20,138)
Proceeds from sale of assets	518	–	518	–
Proceeds from maturity of short-term investments	23,798	83,106	60,062	83,106
Proceeds from note receivable	16	147	137	147
Proceeds from sale of interest in FireOne	44,146	–	44,146	–
Decrease in cash held in escrow	11	–	2,720	–
Cash acquired on acquisition of Terra	–	32,880	–	32,880
Payment of balance sale on acquisition of NPS	–	–	(1,500)	–
Acquisition of MCA, including acquisition costs of $49	–	–	(2,689)	–
Acquisition of UBC, including acquisition costs of $277	(44,277)	–	(44,277)	–
Proceeds from sale of business, before repayment of purchase price adjustment in July 2004	–	35,000	–	35,000
Proceeds from disposal of EBS	–	3,975	–	3,975
Transaction costs	(4,427)	(1,028)	(4,427)	(1,378)
Acquisition of Systech Retail Systems	–	(342)	–	(826)
	19,150	124,564	53,546	131,242
Cash flows used in financing activities:
Decrease in bank indebtedness	(2,090)	(106)	(2,245)	(370)
Proceeds from issuance of common shares	2,041	32	4,961	32
	(49)	(74)	2,716	(338)

Effect of exchange rate on cash and cash equivalents	(444)	(118)	(669)	(118)

Increase in cash and cash equivalents during the period	27,778	113,904	67,625	118,331

Net decrease in cash from discontinued operations	(921)	(2,812)	(2,863)	(4,306)

Cash and cash equivalents, beginning of period	100,842	7,145	62,937	4,212

Cash and cash equivalents, end of period	$127,699	$118,237	$127,699	$118,237

Annex A

Use of Non-GAAP Financial Information

We supplement our reporting of earnings (loss) from continuing operations before income taxes determined in accordance with Canadian and U.S. GAAP by reporting “underlying earnings (loss) from continuing operations before income taxes and non-controlling interest” as a measure of earnings (loss) in this earnings release. In establishing this supplemental measure of earnings (loss), we exclude from earnings (loss) from continuing operations before income taxes those items which, in the opinion of management, are not reflective of our underlying core operations.

Examples of the type of items which are included in our earnings (loss) from continuing operations before income taxes as determined in accordance with Canadian and U.S. GAAP, but which are excluded in establishing underlying earnings (loss) from continuing operations before income taxes and non-controlling interest may include, but are not limited to restructuring charges, inventory write-downs, stock-based compensation, amortization of intangible assets, amortization of property and equipment, foreign exchange gains and losses, goodwill impairment, gain on sale of investments, income taxes, non-controlling interest and discontinued operations. Management believes that underlying earnings (loss) from continuing operations before income taxes and non-controlling interest is useful to investors as a measure of our earnings (loss) because it is, for management, a primary measure of our growth and performance, and provides a more meaningful reflection of underlying trends of the business.

Underlying earnings (loss) from continuing operations before income taxes and non-controlling interest does not have a standardized meaning under Canadian or U.S. GAAP and therefore should be considered in addition to, and not as a substitute for, earnings (loss) from continuing operations before income taxes or any other amount determined in accordance with Canadian and U.S. GAAP. Our measure of underlying earnings (loss) from continuing operations before income taxes and non-controlling interest reflects management’s judgment in regard to the impact of particular items on our core operations, and may not be comparable to similarly titled measures reported by other companies.

OPTIMAL GROUP INC.
Reconciliation of Non-GAAP Financial Information
(expressed in thousands of U.S. dollars)
	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2005	2004	2005 *	2005	2004

Earnings (loss) from continuing operations before income taxes and non-controlling interest	31,360	(5,907)	2,055	33,415	(9,428)

Add (deduct):
Gain on sale of interest in FireOne	(30,578)	-	-	(30,578)	-
Goodwill impairment	1,515	-	-	1,515	-
Restructuring costs	266	926	-	266	926
Inventory write-downs pertaining to service costs	-	2,430	-	-	2,931
Stock-based compensation pertaining to selling, general and administrative expenses	2,839	1,934	1,895	4,734	1,934
Amortization of intangibles pertaining to transaction processing and service costs	1,998	613	1,004	3,002	795
Amortization of property and equipment	528	608	539	1,067	789
Foreign exchange (gain) loss	783	101	(67)	716	(44)

Underlying earnings (loss) from continuing operations before income taxes and non-controlling interest	8,711	705	5,426	14,137	(2,097)

* Extracted and reclassified from first quarter results (please refer to our press release dated May 4, 2005)

OPTIMAL GROUP INC.
Reconciliation of Non-GAAP Financial Information by Segment
For the three-month period ended June 30, 2005
(expressed in thousands of U.S. dollars)
				Gain on
			Hardware	sale of
			maintenance &	interest
	Gaming	Non-gaming	repair services	in FireOne	Consolidated

Earnings (loss) from continuing operations before income taxes and non-controlling interest	6,541	(1,583)	(4,176)	30,578	31,360

Add (deduct):
Gain on sale of interest in FireOne	-	-	-	(30,578)	(30,578)
Goodwill impairment	-	-	1,515	-	1,515
Restructuring costs	-	-	266	-	266
Stock-based compensation pertaining to selling, general and administrative expenses	465	2,001	373	-	2,839
Amortization of intangibles pertaining to transaction processing and service costs	225	1,570	203	-	1,998
Amortization of property and equipment	19	312	197	-	528
Foreign exchange (gain) loss	(3)	326	460	-	783

Underlying earnings (loss) from continuing operations before income taxes and non-controlling interest	7,247	2,626	(1,162)	-	8,711